As filed with the Securities and Exchange Commission on November 15, 2018.

Registration No. 333-227205

Registration No. 333-174848

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO EACH OF:

FORM S-8

REGISTRATION STATEMENT NO. 333-227205

FORM S-8

REGISTRATION STATEMENT NO. 333-174848

under

THE SECURITIES ACT OF 1933

GULFMARK OFFSHORE, INC.

(N/K/A GORGON NEWCO, LLC)

(Exact name of registrant as specified in its charter)

Delaware	76-0526032
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

842 West Sam Houston Parkway North, Suite 400 Houston, Texas	77024
(Address of Principal Executive Offices)	(Zip Code)

GulfMark Offshore, Inc. Deferred Compensation Plan

GulfMark Offshore, Inc. Management Incentive Plan

(Full title of the plan)

Bruce D. Lundstrom

Vice President and Secretary

Gorgon NewCo LLC

6002 Rogerdale Road

Suite 600

Houston, Texas 77072

(713) 470-5300

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Hope M. Spencer

Jones Walker LLP

201 St. Charles Avenue

New Orleans, Louisiana 70170-5100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the following Registration Statements on Form S-8 (together, the “Registration Statements”) originally filed by GulfMark Offshore, Inc., a Delaware corporation (“GulfMark” or the “Registrant”) with the Securities and Exchange Commission:

•

Registration No. 333-174848, filed on June 10, 2011, registering $10,000,000 deferred compensation obligations, representing general unsecured obligations of GulfMark previously offered under the GulfMark Offshore, Inc. Deferred Compensation Plan; and

•

Registration No. 333-227205, filed on September 5, 2018, registering 876,552 shares of common stock, $0.01 par value per share, for issuance under the terms of the GulfMark Offshore, Inc. Management Incentive Plan.

On November 15, 2018, Tidewater Inc., a Delaware corporation (“Tidewater”) and GulfMark consummated a previously-announced business combination (the “Business Combination”). The Business Combination was effected through a two-step reverse merger, pursuant to which (i) Gorgon Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Tidewater, merged with and into GulfMark, with GulfMark continuing as the surviving corporation and a wholly-owned subsidiary of Tidewater (the “First Merger”) and then, immediately afterwards, (ii) GulfMark merged with and into Gorgon NewCo, LLC, a Delaware limited liability company and wholly-owned subsidiary of Tidewater (“Gorgon”), with Gorgon continuing as the surviving entity and a direct, wholly-owned subsidiary of Tidewater.

As a result of the Business Combination, GulfMark has terminated all offerings of securities pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in each Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, the Registrant hereby removes from registration any and all securities registered but unsold under the Registration Statements and terminates the effectiveness of each Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on November 15, 2018.

GORGON NEWCO, LLC, as successor to GULFMARK OFFSHORE, INC.

By:	/s/ Bruce D. Lundstrom
Bruce D. Lundstrom
Vice President and Secretary

Note: No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act.